AGREEMENT

                                 by and between
                  NIMBUS CD INTERNATIONAL, INC., NIMBUS MANUFACTURING INC.
                                       and
                       Stream International Holdings Inc.
                            dated as of 28 March 1997

                                TABLE OF CONTENTS

                                                                Page

                                    ARTICLE I
                        MANUFACTURER AND MARKETING OF CDs
1.1   Requirements of NMI                                         5
1.2   Minimum Quantity                                            6
1.3   Compensatory Payments and Rebate Payments                   7
1.4   Prices                                                      8
1.5   Payment                                                     8
1.6   Forecast                                                    9
1.7   Orders                                                      9
1.8   Input Materials                                             9
1.9   Production and Delivery                                     9
1.10  Quality                                                     10
1.11  Defective Copies                                            10
1.12  Technical and Sales Support and Cooperation                 11

                                   ARTICLE II
                                   FACILITIES
2.1   [Intentionally Deleted]                                     11
2.2   Capacity                                                    11
2.3   Security                                                    11
2.4   Output of Designated Facility                               12
2.5   Operating Committee                                         12

                                   ARTICLE III
                      NEW TECHNOLOGY AND NON-U.S. SERVICES
3.1   New Services                                                12
3.2   New Media and Processes                                     12

                                   ARTICLE IV
                         RESTRICTIONS ON CERTAIN CONDUCT
4.1   Nondisclosure                                               13
4.2   No Hiring or Solicitation of Employees                      14

                                    ARTICLE V
                        REPRESENTATIONS OF NIMBUS AND NMI
5.1   Organizational Status                                       15
5.2   Corporate Authority                                         15
5.3   Authorization of the Transaction                            15
5.4   Validity                                                    15
5.5   Noncontravention                                            15

                                   ARTICLE VI
                            REPRESENTATION OF STREAM
6.1   Organizational Status                                       16
6.2   Corporate Authority                                         16
6.3   Authorization of the Transaction                            16
6.4   Validity                                                    16
6.5   Noncontravention                                            16

                                   ARTICLE VII
                                      TERM
7.1   Term and Renewal                                            17
7.2   Termination                                                 17

                                  ARTICLE VIII
                           INDEMNIFICATION AND DAMAGES
8.1   Intellectual Property                                       17
8.2   Sales and Use Tax                                           17
8.3   Other Indemnity by Stream                                   18
8.4   Other Indemnity by Nimbus and NMI                           18
8.5   Limitation of Damages                                       18
8.6   Exclusive Remedy                                            19

                                   ARTICLE IX
                                   ENFORCEMENT
9.1   No Implied Waiver                                           19

                                    ARTICLE X
                                    DISPUTES
10.1  Attorneys' Fees                                             19
10.2  Arbitration                                                 19

                                   ARTICLE XI
                                     NOTICES
11.1  Delivery of Notice                                          20
11.2  Change of Address                                           21

                                   ARTICLE XII
                               GENERAL PROVISIONS
12.1  No Third-Party Beneficiaries                                21
12.2  Relationship of Parties                                     21
12.3  Amendment and Waiver                                        21
12.4  Counterparts                                                21
12.5  Parties in Interest                                         22
12.6  Entire Agreement and Transaction; Release                   22
12.7  Applicable Law                                              22
12.8  Headings                                                    23
12.9  Expenses                                                    23
12.10 Severability                                                23
12.11 Construction                                                23
12.12 Conflicts                                                   23
12.13 Time of Essence                                             23

ANNEXES
A     Glossary
B     Supplemental Services
C     Standard Form of Terms and Conditions
D     Input Material Guidelines


                                    AGREEMENT

THIS AGREEMENT is made and entered into as of the ________ day of March, 1997 by and between NIMBUS CD INTERNATIONAL, INC., a Delaware corporation ("Nimbus"), NIMBUS MANUFACTURING INC., a Virginia corporation and a wholly owned subsidiary of Nimbus ("NMI"), and Stream International Holdings Inc., a Delaware corporation ("Stream"). Capitalized terms used herein shall have the meanings ascribed to them in the Glossary which is Annex A hereto.

WHEREAS, Nimbus is engaged through NMI in the United States and through other subsidiaries in certain other areas of the world in the production and sale of digitally encoded nonphotographic laser scanned optical information storage media meeting certain established industry specifications, commonly known as compact discs ("CDs") and in the providing of services related to such production and sale;

WHEREAS, Stream is engaged in the production and distribution of information in print and other media and in the business of acquiring rights -- whether as creator, purchaser, licensee or otherwise -- to proprietary information and marketing that information, together with information in the public domain, in a variety of formats, including CD ROM and other CD formats;

WHEREAS, Nimbus and NMI, desiring to have the benefit of Stream's marketing expertise, and Stream, as successor-in-interest to R.R. Donnelley & Sons Company ("Donnelley"), desiring to have the benefit of NMI's manufacturing expertise, each as it relates primarily to CD ROM, entered into a certain Agreement dated as of April 6, 1994, which they subsequently amended by the First Amendment and Restatement Agreement dated as of April 1, 1995 (the "Original Agreement"), both of which they each, respectively, now desire to cancel (except for the obligations of the parties thereto to make payments for products delivered or services rendered thereunder which are unpaid at the date hereof) and replace with this AGREEMENT;

NOW, THEREFORE, in consideration of the above premises, the cancellation of the Original Agreement and the representations and agreements herein contained, the parties hereto mutually agree as follows:

                                    ARTICLE I
                        MANUFACTURE AND MARKETING OF CDs

1.1   Requirements of NMI.

1.1.1. During the Term, NMI will supply Stream with certain of its CD Requirements on the terms and conditions set forth herein. NMI's obligation to supply CDs shall be suspended for the duration of any event of Force Majeure or any failure of Stream to comply with its obligations under Section 1.8 hereof.

1.1.2. Affiliates of Stream shall be entitled to purchase Basic Services and Supplemental Services from NMI on the terms and conditions set forth herein.

1.2   Minimum Quantity.

1.2.1. Stream agrees to purchase and pay for when due and Nimbus agrees to deliver in accordance with the terms hereof the following number of CDs during the period specified (the "Minimum Quantity"):

            Production Period             Quantity-U.S.

1.2.1(a)    From April 1, 1997
            through March 31, 1998        27,500,000 units


1.2.1(b)    From April 1, 1998
            through December 31, 1998     20,625,000 units

"U.S." quantities refers to CDs produced for Stream's United States operations.

1.2.2. Subject to the provisions of Section 1.3, Stream must purchase and pay for when due in accordance with the terms hereof a minimum number of CDs during each calendar month period (the "Minimum Monthly Requirement"), as follows: for CDs, the Minimum Monthly Requirement with respect to U.S. quantities shall be 2,291,667 units commencing on April 1, 1997. Only CDs produced for Stream's United States operations shall count against the Minimum Quantity and the Minimum Monthly Requirement for U.S. quantities.

1.2.3. The following shall count toward Stream satisfying the Minimum Quantity and the Minimum Monthly Requirement:

      (a) all CDs produced as U.S. quantities during the Production Period for Stream or any Affiliate of Stream;

      (b) all CDs purchased by Stream or any Affiliate of Stream in accordance with the provisions of Subsection 1.9.5 or 1.9.6;

      (c) DVD/DVD-ROM units purchased by Stream from Nimbus during the Pro-duction Period;

      (d) All CDs produced at the Designated Facility from the Designated Capacity for NMI customers as permitted under the last sentence of
            Section 2.4.1 hereof.

1.2.4. The following shall not count toward Stream satisfying the Minimum Quantity or the Minimum Monthly Requirement:

      (a) to the extent that Stream's order for delivery of CDs in any calendar month exceeds the Agreed Capacity and NMI does not have the capacity in the Designated Facility to satisfy the order.

1.2.5. For purposes of determining whether the Minimum Quantity or Minimum Monthly Requirement has been purchased pursuant to this Section 1.2, the Minimum Quantity or Minimum Monthly Requirement for the applicable Production Period shall be reduced to the extent (and in proportion to the duration of the period) that Stream is unable to purchase the Minimum Quantity or Minimum Monthly Requirement as the result of:

            (a)   an event of Force Majeure;

            (b) functional or quality problems discovered with respect to CDs produced by NMI; or

            (c) manufacturing delays occasioned by the failure of NMI to comply with its delivery obligations under this Agreement.

1.2.6. Such Minimum Quantity or Minimum Monthly Requirement will not be reduced as a result of:

            (a) delivery delays or functional or quality problems that arise from Input Materials supplied by Stream; or

            (b) delays resulting from Stream's failure to meet its forecasting or other obligations under this Agreement.

1.3   Compensatory Payments and Rebate Payments.

1.3.1. The number of CDs purchased by Stream from NMI as U.S. quantities (i.e. CDs delivered during such calendar month which are paid for when due in accordance with the provisions hereof) shall be recorded on a calendar month basis. At the end of each calendar quarter, the monthly purchases as recorded shall be aggregated and if, with respect to the Monthly Minimum Requirement, there is a

            (a) net deficit for the quarter, Stream shall pay to NMI, as a compensatory payment ("Compensatory Payment"), an amount equal to:

                  (i) the difference between 6,875,000 units minus the actual number of Raw Discs produced during such quarter multiplied by;

            (ii) $0.29 for the Production Period from April 1, 1997 through March 31, 1998 and $0.25 for the Production Period from April 1, 1998 through December 31, 1998;

            (b) net surplus for the quarter, NMI shall rebate to Stream, as a rebate payment ("Rebate Payment"), an amount equal to:

                  (i) the difference between the actual number of Raw Discs produced during such quarter minus 6,875,000 units, multiplied by

                  (ii) $0.29 for the Production Period from April 1, 1997 through March 31, 1998 and $0.25 for the Production Period from April 1, 1998 through December 31, 1998;

provided, however, that the Rebate Payments to be made by NMI to Stream shall not exceed the aggregate of all Compensatory Payments theretofore received by NMI from Stream less the aggregate amount of Rebate Payments theretofore made by NMI to Stream.

1.3.2. Notwithstanding the foregoing, no Compensatory Payment and no Rebate Payment shall be due with respect to any Production Period for which the Minimum Quantity is purchased and paid for when due. Any Compensatory Payments and Rebate Payments made during such Production Period for which the Minimum Quantity is purchased shall be refunded to the party making such payment at the end of such Production Period.

1.4   Prices.

1.4.1. The price for Basic Services in respect of U.S. quantities (i.e., the production of Raw Discs) for the Production Period commencing April 1, 1997 shall be $.47 per unit for the first 24,000,000 units. For all other units, the price will be $.46 per unit.

1.4.2. The price for Basic Services in respect of U.S. quantities (i.e., the production of Raw Discs) for the Production Period commencing April 1, 1998 through December 31, 1998 shall be $.41 per unit.

1.4.3. The prices for Supplemental Services in respect of U.S. quantities shall be as set forth in Annex B for the Production Period beginning April 1, 1997. New prices shall be established at the beginning of the Production Period beginning April 1, 1998 as mutually agreed by the parties.

1.4.4. NMI presently pays $0.094 U.S. royalties to certain third parties for intellectual property associated with the manufacture of CDs. If, during the term of the Agreement, such royalties decline by more than $0.03/unit, the prices set forth in Sections 1.4.1 and 1.4.2 shall be reduced by one-half of the amount of the decline over $0.03/unit.

1.5   Payment.

Payment for all CDs shall be due 60 days from the later of (a) the delivery of such CDs or (b) the date on any NMI invoice for such CDs. Compensatory and Rebate Payments are due within 30 days of receipt of invoice. A late charge at the rate of one percent (1%) per month (12% annually) will be charged for all amounts not paid when due.

1.6   Forecast.

Within thirty (30) days in advance of each calendar quarter, Stream shall deliver to NMI a forecast, on a monthly basis, of its anticipated monthly requirements for CDs and Masterings during the following twelve (12) months. Such forecast shall not be binding on either party, but shall represent Stream's best estimate when provided of its anticipated requirements.

1.7   Orders.

1.7.1. Stream shall from time to time place orders for CDs, DVDs and Masterings with NMI pursuant to a purchase order, provided, however, that no order shall be for less than 200 CDs and DVDs, except at mutually agreed pricing, and provided further, however, that all orders shall include packaging in at least one of the packaging formats (or any mutually agreed additions or substitutions) listed on Annex B attached hereto.

1.7.2 The Standard Terms and Conditions of Sale governing each order shall be those of NMI which are then in effect at the beginning of each Production Period and shall be in substantially the form of Annex C attached hereto. To the extent that there is any conflict between the terms in the body of this Agreement and the Standard Terms and Conditions which is an Annex hereto, the provisions set forth in the body of this Agreement shall apply.

1.8   Input Materials.

Stream shall provide to NMI, in a timely manner to permit NMI to satisfy the requested delivery schedule of CDs in a commercially reasonable manner, all Input Material conforming to the Standard Terms and Conditions of Sale and NMI's general Guidelines for Input Materials from time to time established by NMI, the current form of which is included herein by reference as Annex D hereto. (See Annexes C and D.)

1.9   Production and Delivery.

1.9.1. All CDs shall be manufactured in respect of the U.S. quantities (unless Stream shall otherwise approve) at the Designated Facility; provided, however, that the number of CDs which Stream may request annually to be produced at NMI's Other Facilities and counted toward satisfying Stream's Minimum Quantity for such Production Period shall be as mutually agreed between NMI and Stream annually. To the extent capacity is not available at the requested facility, then NMI shall have the obligation to fill the order from its other facilities if capacity is available and shall use commercially reasonable efforts to make such capacity available.

1.9.2. NMI shall be permitted to ship, and Stream shall be obligated to pay for, the following:

            (a) for orders of 2,000 CDs or less, no less than 100% and no more than 103% of the number ordered (excluding any defective CDs);

            (b) for orders of 2,001 to up to 10,000 CDs, no less than 100% and no more than 102% of the number ordered (excluding any defective CDs); and

            (c) for orders in excess of 10,001 CDs, no less than 100% and no more than 101% of the number ordered (excluding any defective
                  CDs).

1.9.3. NMI acknowledges the importance to Stream's business of the timely delivery of non-defective CDs and DVDs to meet marketing requirements and customer demand, and Stream acknowledges the importance to NMI's business of Stream's timely delivery of Input Materials and the timely giving of notices so as to permit timely performance of NMI's obligations hereunder.

1.9.4. NMI shall use commercially reasonable efforts to meet Stream's re-quirements with respect to timely delivery.

1.9.5. Without limiting any other remedy which may be available to Stream, if NMI fails or is unable to fulfill any order submitted by Stream hereunder, Stream may secure the services of any source to fulfill such order.

1.9.6. On order entry, NMI will notify Stream if the specified delivery requirements cannot be met, in which case the parties will consult to work out a mutually agreed delivery schedule. In the event a delivery schedule cannot be agreed on, Stream shall place the order with another vendor and the order will be counted towards Stream's Minimum Quantity or Minimum Monthly Requirement up to, and to the extent that, the order would not cause NMI to exceed the Designated Capacity computed on a monthly basis.

1.10  Quality.

1.10.1. All CDs and DVDs shall conform to the quality of the Input Material provided by Stream with regard to signal quality and, in addition, shall conform to NMI's then prevailing quality standards, which shall be at least comparable to Philips Electronics, N.V. specifications for CD-ROM ("Yellow Book") or such then current standards for DVD as specified by Nimbus.

1.10.2. NMI agrees to use commercially reasonable efforts to maintain the Designated Facility in conformance with all requirements for ISO 9002.

1.11  Defective Copies.

1.11.1. NMI warrants that CDs and DVDs shipped to Stream shall be substantially free of manufacturing defects as defined by NMI's then prevailing quality standards. In the event such CDs and DVDs should not conform to such NMI standards, Stream may return defective CDs and DVDs to NMI and NMI shall inspect such CDs and DVDs and, at Stream's discretion:

            (a) credit Stream for returned defective CDs and DVDs in accord-ance with its prevailing practices; or

            (b) replace the defective CDs and DVDs to satisfy the customer's order requirements unless otherwise specified by Stream.

1.11.2.  Stream  shall  pay NMI  $.01  for  each CD and DVD  returned  to NMI as
defective  which,  after  inspection,   NMI  determines,   subject  to  Stream's
verification upon Stream's reasonable request:

            (a)   not to be a CD or DVD produced pursuant to this Agreement;

            (b)   not to be defective; or

            (c) to be defective for a reason other than a manufacturing defect.

1.11.3. To the extent that Stream is required by its Customer to warrant the quality of a CD or DVD, then NMI will issue to Stream for transfer to the Stream Customer a mutually agreed warranty substantially in conformance with the warranty given by NMI to Stream for a period not to exceed 30 years.

1.12  Technical and Sales Support and Cooperation.

During the Term, NMI shall provide technical and sales support in the field to Stream on the same basis as provided by NMI to its own sales force. Such technical and sales support is to be administered on a schedule from time to time agreed to between NMI and Stream. Stream shall reimburse NMI for all reasonable out of pocket travel and service costs incurred by NMI in providing the technical training but not the mutually agreed upon travel associated with normal business.

                                   ARTICLE II
                                   FACILITIES

2.1   [Intentionally Deleted]

2.2   Capacity.

2.2.1. The Designated Capacity of the Designated Facility is 32,000,000 Raw Discs on an annualized basis (assuming relatively level monthly demand for Raw Discs).

2.3   Security.

NMI shall employ security systems and procedures which are equal to standards prevailing at other First Class Facilities, to prevent theft, pirating, unauthorized exhibition, copying or duplication of any Stream material delivered to NMI or manufactured by NMI hereunder. Stream agrees that it will not prevent NMI from complying with NMI's requirement under this Section 2.3 in the Designated Facility, and NMI agrees that authorized Stream personnel will have access to the Designated Facility to conduct normal business.

2.4   Output of Designated Facility.

2.4.1. Stream will have first call on the output with respect to the Designated Capacity subject to the restrictions of this Agreement. NMI shall be free to utilize in its sole discretion and without any restriction as to customers served or other limitation of any kind, all capacity in excess of the Designated Capacity. Additionally, upon approval by Stream, NMI may utilize such portion of the Designated Capacity as from time to time is not required to satisfy the requirements of Stream.

2.4.2. To the extent that Stream requests product to be produced at NMI's Other Facilities, NMI and its subsidiaries may take similar quantities of product from the Designated Capacity.

2.5   Operating Committee.

During the Term, NMI agrees to operate the Designated Facility consistent with its normal operating procedure under the supervision of an Operating Committee, consisting of three representatives of NMI and three representatives of Stream (in each case such representatives must be reasonably acceptable to the other party). The Operating Committee shall meet in person or by conference telephone call at least monthly and as necessary for the purpose of reviewing the operations with respect to the Designated Facility and the current production schedule.

                                   ARTICLE III
                      NEW TECHNOLOGY AND NON-U.S. SERVICES

3.1    New Services.

NMI shall offer to provide to Stream any mastering or replication services using new technologies or new media (including, but not limited to, DVD) and holographic technologies that NMI may from time to time hereinafter offer to its other customers on the same terms and conditions by NMI to its other customers. Subject to the foregoing, should Stream elect to have NMI provide to it such services using such new technologies or media, pricing shall be as mutually agreed.

3.2   New Media and Processes.

Each of Stream and NMI shall regularly consult with and advise the other as to the emergence in the marketplace of any demand for information media in the Territory in addition to CD ROM. If Stream shall in the future require the production of any non-proprietary, digitally encoded information media in addition to CDs, Stream shall notify NMI of such need and shall offer NMI the opportunity to submit a proposal to Stream to incorporate that manufacturing capability into its then current facilities which would enable NMI to produce such new media for Stream. If NMI shall in the future offer production services of any non-proprietary digitally encoded information media in addition to CDs, NMI shall notify Stream of such services and shall offer Stream the opportunity to utilize such services at the Designated Facility at the same terms and conditions offered by NMI to its other customers.

3.3 DVD. Should Stream wish to order DVD or DVD ROM units in volume from NMI, Stream DVD units will be made available subject to mutual agreement on prices, terms and capacity provided that the prices and terms offered by NMI shall be market prices and terms as mutually agreed by NMI and Stream.

3.4 Basic Services Outside U.S. Stream and Nimbus acknowledge that Stream may purchase 2,500,000 Raw Discs from Nimbus for its operations outside the United States during the Production Period. In that regard, Stream and Nimbus shall endeavor to determine a mutually agreeable market price for Basic Services outside the United States. Stream and Nimbus agree that quotations based on similar terms and conditions from MPO, Sonopress and CD Plant will be acceptable quotations as a basis for determining market price.

                                   ARTICLE IV
                         RESTRICTIONS ON CERTAIN CONDUCT

4.1   Nondisclosure.

The parties hereto shall regard all the terms of this Agreement and all information relating to their respective operations as confidential information received in trust and shall not use the other party's customer information to gain a competitive advantage over the other. Neither party shall disclose, reveal, publish, report or transfer any such confidential information to any person or entity including any non-operating owner, shareholder, partner or director except:

            (a) to such employees of each party in their capacity as such, such information as may be required for the performance of their responsibilities hereunder;

            (b) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event the party making such disclosure shall so notify the other and shall seek confidential treatment of such information;

            (c) as part of each party's normal reporting or review procedure to its parent company, its auditors and its attorneys (provided that such auditors and attorneys agree to be bound by the provisions of this Article IV);

            (d) in order to enforce the rights of each party pursuant to this Agreement; and

            (e) to third parties as part of a due diligence process in connection with any assignment permitted by Section 12.5 hereof.

The provisions of this Article IV shall not apply after all or any portion of such confidential information has been voluntarily disclosed to the public by the party originally possessing such information or independently disclosed by other or has otherwise entered into the public domain through lawful means; provided, however, that such exception shall only apply to the portion of such confidential information so disclosed. Failure by either party to comply in all material respects with the provisions of this Section 4.1 shall constitute a material breach of this Agreement.

4.2   No Hiring or Solicitation of Employees.

Except as the parties may mutually agree, during the Term of this Agreement and for a period of eighteen (18) months thereafter, neither party shall, nor shall it permit its affiliates to, directly or indirectly, whether as an individual, partner, principal, agent, employee officer, director, shareholder or in any other capacity:

            (a) employ any person who is then, or within the prior eighteen (18) months was, employed as a manager or sales representative by the other or any affiliate of the other.

            (b) solicit for employment any person who is then, or within the prior eighteen (18) months was, employed by the other party or any affiliate of the other party, or request, influence or advise any person who is now or shall be at the time of the solicitation employed by or in the service of the other party or any affiliate of the other party to leave such employment or service of the other party or any affiliate of the other party; or

            (c) influence or advise any competitor of or anyone intending to compete with the other party or any affiliate of the other party to employ or otherwise engage the services of any person who is now or shall be at the time of the solicitation employed by or in the service of the other party or any affiliate of the other party.

                                    ARTICLE V
                        REPRESENTATIONS OF NIMBUS AND NMI

As an inducement to Stream to enter into this Agreement, Nimbus and NMI hereby represent to Stream, as of the date of the Agreement, as to the matters set forth in Sections 5.1 through 5.5.

5.1   Organizational Status.

5.1.1. Nimbus is a validly existing corporation and in good standing under the laws of the State of Delaware. Nimbus has the corporate power and authority required to carry on its activities as they are now conducted and to own the stock of NMI.

5.1.2. NMI is a validly existing corporation and in good standing under the laws of the State of Virginia. NMI has the corporate power and authority required to carry on its activities as they are now conducted.

5.2   Corporate Authority.

Nimbus and NMI have full legal right and corporate power, without the Consent of any other Person, to execute, deliver and to perform their obligations under this Agreement.

5.3   Authorization of the Transaction.

All corporate and other actions required to be taken by Nimbus and NMI to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken. No Consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any governmental authority, is required on the part of Nimbus or NMI in connection with the valid execution and delivery of this Agreement or the performance by Nimbus of any of its obligations hereunder or by NMI of any of its obligations hereunder.

5.4   Validity.

This Agreement has been duly executed and delivered by Nimbus and NMI and is a lawful, valid and legally binding obligation of Nimbus and NMI, enforceable against each of Nimbus and NMI in accordance with its terms and conditions, except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles.

5.5   Noncontravention.

The execution, delivery and performance of this Agreement are not prohibited by, do not violate or conflict with any provision of, or result in a default (or, to the knowledge of Nimbus and NMI, an event which with notice or lapse of time or both, would become a default) under or a breach of:

            (a) the Certificate or Articles of Incorporation or By-laws of Nimbus and NMI;

            (b) any regulation, order, decree or judgment of any court or governmental agency; or

            (c)   any law applicable to Nimbus or NMI.

                                   ARTICLE VI
                            REPRESENTATION OF STREAM

As an inducement to Nimbus and NMI to enter into this Agreement, Stream hereby represents to Nimbus and NMI, as of the date of this Agreement, to the matters set forth in this Article VI.

6.1   Organizational Status.

Stream is a validly existing corporation and in good standing under the laws of the State of Delaware. Stream has the corporate power and authority required to carry on its activities as they are now conducted.

6.2   Corporate Authority.

Stream has full legal right and authority, without the Consent of any other Person, to execute, deliver and to perform its obligations under this Agreement.

6.3   Authorization of the Transaction.

All corporate and other actions required to be taken by Stream to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken. No Consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any governmental authority, is required on the part of Stream in connection with the valid execution and delivery of this Agreement, or the performance by Stream of any of its obligations hereunder.

6.4   Validity.

This Agreement has been duly executed and delivered by Stream and is a lawful, valid and legally binding obligation of Stream, enforceable against Stream in accordance with its terms and conditions, except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles.

6.5   Noncontravention.

The execution, delivery and performance of this Agreement are not prohibited by, do not violate or conflict with any provision of, or result in a default under or a breach of:

            (a)   Stream's Certificate of Incorporation or By-laws;

            (b) any regulation, order, decree or judgment of any court or governmental agency; or

            (c)   any law applicable to Stream.

                                   ARTICLE VII
                                      TERM

7.1       Term and Renewal.

The Term of this Agreement shall commence on April 1, 1997 and shall continue until December 31, 1998 unless terminated in accordance with 7.2 below.

7.2   Termination.

The Term of this Agreement may be terminated at any time:

            (a)  by mutual consent of the parties; or

            (b) by either party upon 90 days' written notice of a material breach of a material provision hereof which has not been reasonably cured within such 90 days period.

                                  ARTICLE VIII
                           INDEMNIFICATION AND DAMAGES

8.1      Intellectual Property.

8.1.1. Stream shall indemnify and hold harmless Nimbus and NMI against any and all losses, damages, costs, expenses, attorneys' fees or other liabilities, including, without limitation, costs incurred in successfully asserting the right to indemnification hereunder which arise out of or are founded on any claim that NMI's replication or packaging of any CD for Stream or any of its Affiliates violates the property, personal, copyright or other rights, of any Person.

8.1.2. Nimbus and NMI shall indemnify and hold harmless Stream against any and all losses, damages, costs, expenses, attorneys' fees or other liabilities, including, without limitation, costs incurred in successfully asserting the right to indemnification hereunder which arise out of or are founded on any claim that the production process used by NMI or the electronic format of the CDs produced thereby violates the property, personal, copyright or other rights of any Person.

8.2   Sales and Use Tax.

8.2.1. Stream shall indemnify and hold Nimbus and NMI harmless against any and all losses, damages, costs, expenses, attorneys' fees or other liabilities including, without limitation, costs incurred in successfully asserting the right to indemnification hereunder, which arise out of or are founded on any claim against Nimbus or NMI for any sales or use tax liability incurred by Nimbus or NMI as a result of, or at the order of sales to Stream or its Affiliates.

8.2.2. Stream shall, upon request of NMI, defend Nimbus and NMI in any audit or other proceeding brought by the taxing authority in any jurisdiction with respect to sales and use tax.

8.3   Other Indemnity by Stream.

8.3.1. Stream represents and warrants that, to the best of Stream's knowledge, by entering into this Agreement it will not be in violation of any term or provision of any other agreement to which Stream is a party (collectively, the "Stream Agreements").

8.3.2. Stream shall indemnify and hold each of Nimbus and NMI harmless against any and all Damages which arise out of or relate to any Claim by any party to the Stream Agreements which is based or founded on the Stream Agreements or which are the result of the non-truthfulness of any of Stream's representations and warranties herein.

8.4   Other Indemnity by Nimbus and NMI.

8.4.1. Nimbus and NMI represent and warrant that, to the best of their knowledge, by entering into this Agreement they will not be in violation of any term or provision of any other agreement to which they are a party (collectively, the "Nimbus Agreements").

8.4.2. Nimbus and NMI shall indemnify and hold Stream harmless against any and all Damages which arise out of or relate to any Claim by any party to the Nimbus Agreements which is based or founded on the Nimbus Agreements or which are as a result of the non-truthfulness of any of Nimbus' and NMI's representations and warranties herein.

8.4.3. THE WARRANTIES, SET FORTH IN THIS AGREEMENT ARE IN LIEU OF, TO THE EXTENT PERMITTED BY LAW, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.5   Limitation of Damages.

Notwithstanding any other provision herein, neither party shall be liable to the other for any lost profits or other consequential damages, whether foreseeable or unforeseeable, arising out of such party's inability, as determined by law, to perform their respective obligations under this Agreement.


8.6   Exclusive Remedy.

NMI's and Nimbus' sole and exclusive remedy, whether in contract or in tort, arising out of or relating to any failure by Stream to purchase the Minimum Quantity or the Monthly Minimum Requirement are the Compensatory Payments set forth in Section 1.3.

                                   ARTICLE IX
                                   ENFORCEMENT

9.1   No Implied Waiver.

No course of dealing between the parties and no delay in exercising any right, power or remedy conferred hereby or now or hereafter existing at law, in equity, by statute or otherwise, shall operate as a waiver of, or otherwise prejudice, any such right, power or remedy.

                                    ARTICLE X
                                    DISPUTES

10.1  Attorneys' Fees.

In the event of any suit or other proceeding between the parties hereto with respect to any of the transactions contemplated herein or the subject matter hereof, the prevailing party shall, in addition to such other relief as the court may award, be entitled to recover attorneys' fees, expenses and costs of investigation, all as actually incurred, including, without limitation, attorneys' fees, expenses and costs of investigation incurred in appellate proceedings or in any action or participation in, or in connection with, any case or proceeding under any bankruptcy, insolvency or reorganization proceeding.

10.2  Arbitration.

10.2.1. Any controversy or Claim arising out of or relating to this Agreement or the breach thereof, including any claim or controversy as to the arbitrability of any claim or controversy and any claim for rescission, shall be settled by arbitration in New York, New York in accordance with the commercial arbitration rules of the American Arbitration Association and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

                                   ARTICLE XI
                                     NOTICES

11.1  Delivery of Notice.

All notices, requests, demands and other communications hereunder shall be in writing and shall be, personally delivered or sent by facsimile transmission with confirming copy sent by overnight courier (such as Express Mail, Federal Express, etc.) and a delivery receipt obtained and addressed to the intended recipient as follows:

(a)   If to Nimbus or NMI:

      Nimbus CD International, Inc.
      623 Welsh Run Road, Ruckersville, Virginia 22968
      Attention:    Lyndon Faulkner and L. Steven Minkel
      Telphone:  (804) 985-1100
      Facsimile:  (804) 985-4794

      With copies to:

      NMI
      85 East Bay Boulevard, Provo, Utah 84605
      Attention:    General Manager
      Telephone:  (801) 375-6797
      Facsimile:  (801) 374-8757

      White & Case
      1155 Avenue of the Americas, New York, New York  10036
      Attention:  Frank L. Schiff, Esq.
      Telephone:  (212) 819-8200
      Facsimile:  (212) 354-8113

(b)   If to Stream International Holdings Inc.:

      Terence M. Leahy, Chief Executive Officer
      Stream International Holdings Inc.
      105 Rosemont Road, Westwood, Mass.  02090
      Telephone: (617) 751-1008
      Facsimile: (617) 751-7090

      With copies to:

      Alicia T. Brophey, Vice-President & General Counsel
      Stream International Holdings, Inc.
      105 Rosemont Road
      Westwood, Mass.   02090
      Telephone:  (617) 751-1359
      Facsimile:  (617) 751-7670

11.2  Change of Address.

Any party may change its address for receiving notice by giving written notice to the others named above. All such notices shall be effective immediately upon confirmation of facsimile or completion of personal delivery.

                                   ARTICLE XII
                               GENERAL PROVISIONS

12.1     No Third-Party Beneficiaries.

This Agreement constitutes an agreement solely among the parties hereto and is not intended to and will not confer any rights, remedies, obligations or liabilities, legal or equitable, on any person other than the parties hereto and their respective successors or assigns, or otherwise constitute any person a third party beneficiary under or by reason of this Agreement.

12.2  Relationship of Parties.

Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto as partners or participants in a joint venture.

12.3  Amendment and Waiver.

No amendment or waiver of any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

12.4  Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and-the same Agreement.

12.5  Parties in Interest.

This Agreement shall bind and inure to the benefit of the parties named herein, in each case with respect to the obligations and rights applicable to them, and their respective, successors and assigns; provided, however, that the parties hereto shall only be permitted to assign this Agreement as part of the assignment of substantially all of the assets and liabilities of, in the case of Stream, its software manufacturing business and in the case of Nimbus and NMI, the NMI business. In the event of any such assignment, the assignor shall have no further liability or obligation to the parties to this Agreement and the assignee shall assume all liabilities and obligations of its assignor.

12.6  Entire Agreement and Transaction; Release.

This Agreement, including the Annexes listed in the Table of Contents in the forepart hereof and the documents delivered pursuant hereto, together with any other confidentiality agreements previously entered into between the parties, constitute the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all other agreements and understandings among the parties including the First Amendment and Restatement dated April 1, 1995 and the Agreement dated April 6, 1994.

Each Party, on behalf of itself, its affiliates, its predecessors in interest, and its successors and assigns hereby releases the other parties and their affiliates, predecessors in interest, successors and assigns from any and all claims, obligations and liabilities, known or unknown, arising out of or related to the prior agreements between the parties including, without limitation, any claims, obligations and liabilities arising under the April, 1995 First Amendment and Restatement or the Original Agreement provided, however, that no party is released from any obligation to make payments for products delivered or services rendered under the Original Agreement which are unpaid as of the date of this Agreement.

Upon the execution of the Agreement by Donnelley as to this Section 12.6, this release is intended to and will extend on a mutual basis to Donnelley which signed the Original Agreement; provided, however, that the effectiveness of all other provisions of this Agreement are not dependent on Donnelley's execution of the Agreement.

12.7  Applicable Law.

This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York. Should any provision of this Agreement be determined to be invalid, void or unenforceable by a court of competent jurisdiction for any reason, the remaining provisions shall remain in full force and effect.

12.8  Headings.

The section and other headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.9  Expenses.

Each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby.

12.10 Severability.

Any term or provision of this Agreement which is held invalid or unenforceable by a court of competent jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision and provisions of this Agreement.

12.11 Construction.

This Agreement has been negotiated by the parties hereto, and legal or equitable principles that might require the construction of this Agreement or any provision hereof against the party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.

12.12 Conflicts.

If there is any conflict or inconsistency between a provision in this Agreement and that of an Annex, the provision of this Agreement shall prevail.

12.13 Time of Essence.

Time is of the essence in this Agreement.

IN WITNESS WHEREOF, each of the parties have caused this Agreement to be duly executed, all as of the date first written above.


NIMBUS CD INTERNATIONAL, INC.       STREAM INTERNATIONAL HOLDINGS
                                    INCORPORATED

By:______________________________   By:_________________________________
Name: ___________________________   Name: ______________________________
Title: ____________________________ Title: _______________________________

                                    As to Section 12.6 only:

NIMBUS MANUFACTURING INC.           R. R. DONNELLEY & SONS COMPANY

By:  _____________________________  By:________________________________
Name: ___________________________   Name:______________________________
Title: ____________________________ Title:_______________________________

                                     ANNEX A
                                    GLOSSARY

As used in the Agreement and the Annexes thereto, the following terms shall have the meanings as set forth herein:

Affiliate: Affiliate of any Person shall mean any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any commitment with responsibility for administering, any Pension Plan). A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power:
(i) to vote 90% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

Agreed Capacity:  2,666,667 CDs per month.

Agreement:  The Agreement effective March 1, 1997.

Basic Services:  The production of Raw Discs.

CD Requirements: Stream's requirements during the Term for CDs for Stream customers.

CD ROM: A nonprogrammable, read only memory, CD capable of storing and outputting data, image, and audio signals conforming to established industry specifications.

Claim: A claim, demand, action, cause of action, suit, charge or Proceeding for Damages or equitable relief.

Commencement Date: Opening of business on the date of the Agreement.

Compact Disc (CD): Digitally encoded nonphotographic laser scanned optical information storage media meeting established industry specifications.

Consent: Any approvals, consents and acknowledgments required by any third party or governmental authority or instrumentality whether written or oral.

Damages: All losses, liabilities, obligations and damages together with costs and expenses (including court costs and reasonable attorneys' fees, expenses related to investigation and expert assistance and amounts paid in settlement).

Designated Capacity: 32,000,000 raw discs on an annualized basis.

Designated Facility: Leased facilities located in Provo, Utah.

DVD: Digital Versatile Disc. A high density, digitally encoded, nonprogram-mable, read only memory, CD capable of storing and outputting data, image, and audio signals conforming to established industry specifications for DVD.

First Class Facilities: Means facilities performing the same or similar level of services of comparable quality as those performed by NMI for Stream.

Force Majeure:  Force Majeure as used herein shall mean the following:
(i) acts of God; (ii) strikes, lockouts, industrial or labor disturbances;
(iii) act of the public enemy, wars, blockades, insurrections, riots; (iv) epidemics; (v) landslides, lightning, earthquakes, fires, storms, floods, wash-outs, tornadoes, hurricanes, windstorms; (vi) civil disturbances; (vii) boycotts; (viii) explosions and breakage or accident to machinery or equipment that is not principally caused by or attributable to the negligence of the Person experiencing the Force Majeure; (ix) the unavailability of raw materials used in the manufacture of CDs; and any other causes similar to those above, which are not within the reasonable control of the Person claiming Force Majeure and which by the exercise of due diligence such Person is unable to overcome.

Glossary: Glossary attached as Annex A to the Agreement.

Input Materials: The information to be republished in any CD format and the media containing such information, together with all label film and print material.

Mastering: The supply of glass mastering services as it relates to the produc-tion of Compact Discs.

Minimum Monthly: The number of CDs specified in Subsection 1.2.2 of Requirement this Agreement.

Minimum Quantity: The number of CDs specified in Subsection 1.2.1 of the Agreement.

Nimbus:  Nimbus CD International, Inc., a Delaware corporation.

NMI: Nimbus Manufacturing Inc., a Virginia corporation and wholly-owned sub-sidiary of Nimbus.

Original Agreement: The Original Agreement by and among Nimbus, NMI and Donnelley dated as of April 6, 1994 as amended and restated by the First Amendment and Restatement dated as of April 1, 1995.

Other  Facilities:   NMI's  facilities,  other  than  the  Designated  Facility,
including  the  facilities   located  in   Ruckersville,   Virginia,   Sunnyvale
California, Cwmbran, Wales and Foetz, Luxembourg.

Person:  Any individual or corporation, partnership, trust or other entity.

Proceedings: Any suit or any other action, proceeding, investigation or legal, administrative, arbitration or other method of settling disputes or disagreements or governmental investigation by or before any federal, state or local governmental or non-governmental court, department, commission, board, bureau, agency or instrumentality.

Production Period: The period specified in Subsection 1.2.1 of this Agreement.

Raw Discs:  CDs with two color printing.

Stream Customers: Any Person for which Stream provides services which include production or distribution of information in CD ROM format.

Subsidiary: A corporation of which a Person and/or their respective Subsidiaries, as the case may be, own directly or indirectly, such number of shares as have more than 50% of the ordinary voting power for the election of directors.

Supplemental Services: Other services in addition to Basic Services (including, without limitation, the services described in Article III hereof).

Term:  The period specified in Section 7.1 of this Agreement.

                                     ANNEX B
                  CURRENT FORM OF STANDARD TERMS AND CONDITIONS